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                                                                    EXHIBIT 99.1

Ryerson Tull                                                 News Release
--------------------------------------------------------------------------------
                                 For additional information: Patrick J. Unzicker
                                                             773-762-2153 x 3206

For Immediate Release
---------------------


                      RYERSON TULL REPORTS 1998 EARNINGS;
                RESULTS IMPACTED BY DECLINING MARKET CONDITIONS

     Chicago, Illinois - January 25, 1999 - Ryerson Tull, Inc. (NYSE: RT) reported a net loss of $1.4 million, or 3 cents per share, for the quarter ended December 31, 1998, compared to net income of $10.7 million, or 27 cents per share, in the year-ago period, before a one-time gain recorded in the fourth quarter of 1997. For the full year, net income was $35.0 million, or 89 cents per share, in 1998, compared with $52.2 million, or $1.33 per share, in 1997, before one-time gains recorded in the prior year.

     In the fourth quarter of 1998, net sales declined 8.7 percent on a 3.2 percent decline in tons shipped. For the full year, net sales declined 1.3 percent on a 2.9 percent increase in volume. Market share in the fourth quarter of 1998 was an estimated 10 percent, based on data from the Steel Service Center Institute. Full year market share was an estimated 10.1 percent in 1998, compared with 10.2 percent in 1997.

     "We were very disappointed in the company's earnings performance, which was severely impacted by declining metals pricing and demand," said Neil S. Novich, president and CEO of Ryerson Tull. "During 1998, however, we made significant improvements to our buying practices, price administration, cost control and productivity. We also increased our investment in processing capabilities and information technology. As a result, we enter 1999 as a stronger company, well positioned to extend our leadership in the metals service center industry."


Becoming a Fully-Independent Company

     The company's merger with Inland Steel Industries (NYSE: IAD) is anticipated to be completed in the first quarter of 1999. "Full independence will bring important changes and benefits, including a stronger capital structure and enlarged international
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presence," continued Novich. "The merger enhances our ability to invest in our future and deliver profitable growth, both internally and through acquisitions like Washington Specialty Metals." Ryerson Tull announced an agreement to acquire this eight-location metals service center specializing in value-added stainless steel on January 7, 1999.

     Ryerson Tull, Inc. is North America's largest distributor and processor of metals, with annual revenues of approximately $2.8 billion. The company operates over 70 facilities in North America, including a nationwide network of service centers in the United States and through a joint venture in Mexico. Ryerson Tull completed an initial public offering of 13 percent of its common stock in June 1996 and trades on the New York Stock Exchange under the symbol RT. The remaining 87 percent of the stock is owned by Chicago-based Inland Steel Industries, Inc.

                               - Table Follows -
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                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

                       Selected Income Data - Unaudited
                       --------------------------------
           (Dollars in Thousands except Per Share and Per Ton Data)

                                                                                                             Year Ended
                                                               Fourth Quarter            Third               December 31
                                                           ----------------------       Quarter       --------------------------
                                                             1998          1997           1998           1998            1997
                                                           --------      --------       --------      ----------      ----------
NET SALES                                                  $623,513      $682,981       $678,809      $2,752,324      $2,789,409

    Cost of materials sold                                  486,848       526,958        532,204       2,143,501       2,170,055
                                                           --------      --------       --------      ----------      ----------

    Gross profit                                            136,665       156,023        146,605         608,823         619,354

    Operating expenses                                      122,470       121,850        118,450         475,147         466,493
    Depreciation and amortization                             7,470         6,145          8,008          31,355          26,520
    Pension curtailment gain                                  --            8,900          --             --               8,900
    Gain on sale of assets                                    --            --             --             --               8,929
                                                           --------      --------       --------      ----------      ----------

OPERATING PROFIT                                              6,725        36,928         20,147         102,321         144,170

    General corporate and other expense,
      net of income items                                     2,264         1,096          2,117           8,533           6,172
    Interest and other expense on debt                        8,562         8,393          9,086          35,044          32,572
                                                           --------      --------       --------      ----------      ----------

INCOME (LOSS) BEFORE INCOME TAXES                            (4,101)       27,439          8,944          58,744         105,426

    Provision for income taxes                               (2,745)Cr.    11,635          4,207          23,749          42,622
                                                           --------      --------       --------      ----------      ----------

NET INCOME (LOSS)                                           ($1,356)      $15,804         $4,737         $34,995         $62,804
                                                           ========      ========       ========      ==========      ==========

EARNINGS (LOSS) PER SHARE OF
  COMMON STOCK - BASIC AND DILUTED                           ($0.03)        $0.40 (1)      $0.12           $0.89           $1.60
                                                           ========      ========       ========      ==========      ==========

Average shares of common stock outstanding  (millions)

    Basic                                                      39.3          39.3           39.3            39.3            39.3
    Diluted                                                    39.4          39.3           39.5            39.5            39.3


Supplemental Data (Excludes gain on sale of assets):

    Tons shipped  (000)                                         726           750            773           3,108           3,020

    Gross profit/ton                                           $188          $208           $190            $196            $205
    Expenses/ton (2)                                            179           171            164             163             163
    Operating profit/ton (3)                                      9            37             26              33              42

Cr. = Credit

(1) Excluding one-time gains, earnings per share were $0.27 in the fourth quarter of 1997 and $1.33 for the year ended December 31, 1997.
(2) Defined as operating expenses, depreciation and amortization, divided by tons shipped.
(3) Defined as gross profit/ton minus expenses/ton.